NTL AND TELEWEST COMBINE TO CREATE A TRIPLE PLAY LEADER

  Creates the U.K.’s second largest communications company and leading triple play service provider with pro forma combined revenues of £3.4 billion
  Combined customer base of nearly 5 million residential subscribers and 10 million revenue generating units
  Transaction will be significantly free cash flow accretive with approximately £1.5 billion NPV of synergies
  Transaction values Telewest at approximately $6 billion or $23.93 per share; Telewest shareholders to receive $16.25 in cash plus 0.115 shares of NTL for each Telewest share

London, United Kingdom, October 3, 2005 – NTL Incorporated (NASDAQ: NTLI) and Telewest Global, Inc. (NASDAQ: TLWT) announced today a definitive merger agreement under which ntl will acquire Telewest, creating the U.K.’s second largest communications company and leading triple play service provider with a cable footprint covering more than 50 per cent of U.K. households. The combined company will have nearly 5 million residential customers. It will be the largest provider of residential broadband services in the country with 2.5 million subscribers, the second largest pay TV provider with 3.3 million subscribers and also the second largest fixed telephony provider with 4.3 million subscribers.

The combination of the two companies’ local access networks, which do not overlap, will provide a strong platform allowing for product differentiation and innovation and the delivery of unique packages of service offerings. The combined company will have the benefit of a much larger cable network and, together with Telewest’s content division, will strengthen cable’s position in the multi-channel TV marketplace. Additionally, the transaction will create substantial synergies and provide the impetus for increased product and technical innovation. Consumers will benefit from greater choice, accelerated delivery of a broader range of personalised communications and entertainment services and even better value.

On an unaudited pro forma basis for the twelve months ended June 30, 2005, the combined company would have had revenues of £3.4 billion (before adjustments) and operating income before depreciation amortisation and other charges (“OCF”) of £1.2 billion (before adjustments). The combination will benefit from strong cash flows underpinned by tangible cost and capex synergies, which are expected to make the transaction significantly cash accretive in 2006, before restructuring costs, and significantly cash accretive after all costs from 2007 onwards.

Under the terms of the transaction, approved by the boards of both companies, Telewest shareholders will receive $16.25 in cash and 0.115 shares of ntl stock for each common share of Telewest they own, for a total consideration currently valued at approximately $6 billion or approximately $23.93 per share. On this basis, upon completion Telewest shareholders will own approximately 25 per cent of the enlarged ntl. The transaction is subject to U.K. regulatory approvals, approval by the shareholders of both companies and other customary closing conditions. It is expected to close in the first quarter of 2006.

The Board of the enlarged company will consist of all the current directors of ntl plus two directors from Telewest. James Mooney will be Chairman of the Board of Directors, Anthony (Cob) Stenham will be Deputy Chairman and Simon Duffy will be the President and Chief Executive Officer. Telewest’s Acting Chief Executive Officer, Barry Elson, will leave the company upon the completion of the transaction and Telewest’s Chief Operating Officer, Eric Tveter, will leave the company at the end of 2006. Their agreement to stay during the coming months will allow Telewest to continue to benefit from their management and advice during the completion of the transaction and subsequent integration programme.

Simon Duffy, Chief Executive Officer of ntl, commented: “This is a transforming transaction for the U.K. cable industry. It marks not just the culmination of a decade of consolidation but, more importantly, the creation of a new competitive force in the communications and entertainment sectors in the U.K. By sharing best practices across ntl and Telewest and by promoting innovation and leadership, the company will focus on enhancing dual and triple play penetration, improving sales and marketing effectiveness and driving customer centricity and service quality. This is a significant value creation opportunity for shareholders.”

James Mooney, Chairman of ntl, added: “Underpinned by a national strategy and increased scale and reach, this transaction positions the enlarged company for greater success than either company could have achieved alone. The company will have additional resources to roll out new product offerings – such as HDTV, VoD and VoIP – across its footprint. This pro-competitive combination will provide customers with improved access to competitively priced and flexible communication and entertainment services.”

Anthony (Cob) Stenham, Chairman of Telewest, stated: “We are very pleased to recommend this value enhancing combination with ntl to our shareholders. The mix of stock and cash consideration will enable Telewest shareholders to realise immediate value for their shares and to participate in the upside of a combined company that is better positioned to compete in the U.K. marketplace. I am proud of the achievements of all the staff at Telewest, and I would also like to thank Barry and Eric for their contributions, which have helped to establish the successful and valuable business we are today.”

ntl and Telewest expect that the proposed transaction will yield a net present value of approximately ₤1.5 billion in synergies, net of the cost to achieve them. The gross OCF and capex synergies are expected to be realised from 2006 onwards and ramp up to an annual free cash flow run rate exiting 2008 of approximately £250 million, representing approximately 8 per cent of the combined company costs and capex. The synergies will be realised through optimising networks, systems and applications, implementing best practices and eliminating duplicated activities.

As reported in second quarter 2005 results, Telewest and ntl had approximately £1.7 billion and £1.5 billion in net debt respectively, for a pro forma combined net debt of £3.2 billion. The cash portion of the acquisition will be financed through approximately £1.8 billion in new financing and £500 million from existing ntl cash on hand. In addition, the existing senior facilities of both companies will be refinanced. ntl has received financing commitments for the full amount necessary to effectuate the transaction. Net debt upon completing the transaction will be approximately £5.7 billion, representing approximately 4.7 x OCF. ntl expects free cash flow from the combined companies to provide the flexibility to reduce combined debt to target levels over the medium term.

ntl’s and Telewest’s executives will discuss today’s announcement in a two-way conference call for financial analysts and shareholders which will begin at 1:30 p.m. BST/8:30 a.m. EDT. The call can be accessed by dialing (706) 679-4864 from outside the U.S. or (877) 226-8269 from within the U.S. and entering conference ID number 1065663. A replay of the conference call will be available beginning at 3:00 p.m. BST/10:00 a.m. EDT on October 3, 2005 through 2:30 p.m. BST/9:30 a.m. EDT on October 9, 2005 by dialing (706) 645-9291 from outside the U.S. or (800) 642-1687 from within the U.S and entering ID number 1065663. The call will also be web cast live at ntltelewest.mergerannouncement.com, www.ntl.com and www.telewest.co.uk.

Calculation of Combined Revenue and OCF

The statements of combined revenues and OCF in this release are estimates and have been calculated by adding similar category information derived from the companies’ separate filings with the Securities and Exchange Commission for each of their past four fiscal quarters. This data has not been adjusted to reflect, for example, inter-company amounts, differences in accounting policies or other matters. Consequently, this measurement method may result in amounts that differ from those that the companies or the combined company may use in the future.

Additional Information and Where to Find it

This press announcement is not a prospectus and ntl and Telewest shareholders should make their decision on the proposed merger on the basis of the information to be contained in the joint proxy statement / prospectus. This press announcement may be deemed to be solicitation material in respect of the proposed merger of ntl and Telewest. In connection with the proposed merger, ntl and Telewest will file a joint proxy statement / prospectus with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement / prospectus will be mailed to stockholders of ntl and Telewest. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus, when it becomes available, and other documents filed by ntl and Telewest with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, when it becomes available, and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of ntl’s filings may be obtained by directing a request to ntl Incorporated, 909 Third Avenue, Suite 2863, New York, New York 10022, Attention: Investor Relations. Free copies of Telewest’s filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, not shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Advisors

Goldman Sachs & Co. acted as financial advisor to ntl. Goldman Sachs & Co. and Evercore Partners provided fairness opinions to the ntl board of directors. Deutsche Bank AG and Rothschild acted as financial advisors to Telewest and provided fairness opinions to the Telewest board of directors. Davis Polk & Wardwell acted as U.S. counsel to ntl and Travers Smith and Ashurst acted as U.K. and regulatory counsel, respectively, to ntl. Sullivan & Cromwell LLP acted as U.S. counsel to Telewest, and Freshfields acted as U.K. and regulatory counsel to Telewest. Fried Frank Harris Shriver & Jacobson LLP acted as financing counsel to ntl.

Participants in the Solicitation

ntl, Telewest and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favour of the merger. Information regarding ntl’s directors and executive officers is available in ntl’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 5, 2005. Information regarding Telewest’s directors and executive officers is available in Telewest’s proxy statement for its 2005 annual meeting of stockholders, while was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the joint proxy statement / prospectus and the other relevant documents filed with the SEC when they become available.

About ntl

  ntl Incorporated offers a wide range of communications and content distribution services to residential and business customers throughout the UK.

  ntl is the UK's largest cable company with 3.3 million residential customers, and the UK's leading supplier of broadband services to consumers, with 1.6 million broadband customers.

  ntl's network can service 7.9 million homes in the UK.

  Information on ntl and its products can be obtained at www.ntl.com.

About Telewest

Telewest, the broadband communications and media group, currently passes and markets to 4.7 million homes and provides multi-channel television, telephone and internet services to 1.8 million residential customers and Telewest Business, the company's business division, supplies broadband communications to the public and private sector markets. Its content division, Flextech, is the BBC's partner in UKTV. For further information go to http://mediacentre.telewest.co.uk/.

ntl contacts:

Investors
Patti Leahy, +1-610-667-5554

U.K. Media:
Justine Smith, +44 (0)7966 421 991 or
Buchanan Communications:
Richard Oldworth/Jeremy Garcia, +44 (0) 207 466 5000

U.S. Media
Citigate Sard Verbinnen:
Hugh Burns/Kim Levy/Renée Soto +1-212-687-8080

Telewest contacts:

Investors
Richard Williams	+44 20 7299 5479

U.K. or U.S. Media
Kirstine Cox	+44 20 7299 5115 or

Brunswick:
Nick Claydon	+44 20 7404 5959

Forward Looking Statements

Certain statements in this press release regarding the proposed transaction between ntl Incorporated (“ntl”) and Telewest Global, Inc. (“Telewest”), the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Telewest’s or ntl’s future expectations, beliefs, goals or prospects constitute forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions or statements that are not historical facts, in each case as they relate to ntl and Telewest, the management of either such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements. In addition to the risks and uncertainties noted in this document, there are certain factors, risks and uncertainties that could cause actual results to differ materially from those anticipated by some of the statements made, many of which are beyond the control of ntl and Telewest. These include: (1) the failure to obtain and retain expected synergies from the proposed transaction, (2) rates of success in executing, managing and integrating key acquisitions, including the proposed acquisition, (3) the ability to achieve business plans for the combined company, (4) the ability to manage and maintain key customer relationships, (5) delays in obtaining, or adverse conditions contained in, any regulatory or third-party approvals in connection with the proposed acquisition, (6) availability and cost of capital, (7) the ability to manage regulatory, tax and legal matters, and to resolve pending matters within current estimates, (8) other similar factors, and (9) the risk factors summarized and explained in our Form 10-K. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent Form 10-K, 10-Q and 8-K reports.